Exhibit 99.1

Brian K. Finneran, Chief Financial Officer                             7/18/03
bfinneran@statebankofli.com                                   (516) 465 - 2251
---------------------------


         State Bancorp, Inc. Reports Six Months Earnings Growth of 10.4%
         ---------------------------------------------------------------

New Hyde Park, N.Y., July 18, 2003 - The Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, today reported earnings for the six months ended June 30, 2003. Net income for the June year-to-date period was $6.2 million, representing a 10.4% increase over the comparable 2002 period.

          Basic earnings per common share were $0.73 during the first six months of 2003, an increase of 12.3%, versus $0.65 a year ago. Fully diluted earnings per common share were $0.72 and $0.64, respectively, for the same periods. All per share amounts appearing in the release have been restated to reflect a 5% stock dividend declared on May 27, 2003. The Company's returns on average assets and stockholders' equity were 0.90% and 13.72% in 2003 and 1.01% and 14.26% in 2002, respectively.

         The Company also reported $3.4 million in net income for the second quarter of 2003, a decline of 0.5% from 2002. Basic earnings per common share were $0.40 in each year while fully diluted earnings per common share were $0.40 in 2003 and $0.39 a year ago. The Company's second quarter returns on average assets were 0.97% and 1.16% in 2003 and 2002, respectively, while returns on average stockholders' equity amounted to 14.92% and 17.19% for the same periods.


Earnings Summary for the Six months Ended June 30, 2003
-------------------------------------------------------

      Earnings for 2003 improved by 10.4% when compared to 2002 due to growth in securities gains and a higher level of net interest income (up 6.9%). Net securities gains totaled $3.6 million (approximately $2.3 million after taxes) during the first six months of 2003 versus $1.4 million a year ago. Net interest income increased by $1.7 million to $26.8 million as the result of a 21.9% increase in average interest-earning assets, primarily taxable investment securities and loans. The expansion of the investment portfolio during 2003 resulted from growth in Government Agency securities (up $120 million, on average) and mortgage-backed securities (up $33 million, on average) somewhat offset by a continued reduction in exposure to lower-yielding, short-term local municipal paper. Growth in commercial loans, commercial mortgages, leases and consumer loans resulted in a 9.8% increase in average loans outstanding during 2003 versus 2002. Funding the growth in assets was a 23.1% increase in average deposits, principally low-cost core deposit balances (demand, savings, money fund and Super NOW deposits) which rose by $294 million or 52.7% in 2003. Total core deposit balances, which have approximately doubled over the past two years, provide low-cost funding (average cost of 61 basis points in 2003) that has allowed the Company to reduce its dependence on high-cost borrowed funds. The Company's net interest margin, while down from 4.92% a year ago, remained strong at 4.29% during the first half of 2003.

     The provision for probable loan losses increased nominally to $2.0 million during the first half of 2003.

     Noninterest income increased by 84.9% to $5.2 million principally the result of growth in net security gains. Other operating income increased by 31.9% as the result of growth in residential mortgage loan sale fees, Letter of Credit fees, annuity commissions and cash management fees. Service charges on deposit accounts improved by 2.5% due to higher overdraft fees.

     Net security gains amounted to $3.6 million in 2003 versus $1.4 million in 2002. Sales of mortgage-backed securities and long-term municipal notes during the first half of 2003, undertaken as a result of the dramatic decline in interest rates, produced these gains. Management will continue to closely monitor the fixed income markets throughout the balance of the year to take advantage of any opportunities that may arise due to any further movement in interest rates.

     Total operating expenses increased by 15.4% to $21.3 million during 2003 when compared to last year. The principal reasons for this increase were growth in legal expenses, salaries and benefits costs, occupancy expenses, equipment costs, telecommunications expenses and credit and collection fees. Legal expenses increased by $1.2 million during 2003, solely the result of the ongoing litigation related to our relationship with Island Mortgage Network, a former deposit customer, and its affiliates ("IMN"), as previously disclosed in the Company's filings with the Securities and Exchange Commission. The Company settled the First American Title Insurance Co. litigation during the second quarter of 2003. The Company continues to defend the remaining lawsuits vigorously, and management believes that it has substantial defenses to the claims that have been asserted; however, the ultimate outcome of these lawsuits cannot be predicted with certainty. The Company will incur additional costs related to the IMN litigations during the remainder of 2003 and expects that the second quarter legal expenses are generally indicative of quarterly expenses to be incurred for the balance of the year. The increase in salaries and benefits costs was largely the result of the opening of two new branches in early 2002 coupled with growth in support staff and related benefit costs during 2003. The growth in occupancy expense was due to the expanded branch network and additional leased space for the Company's support areas undertaken in May 2002. Equipment expenses rose as the result of higher depreciation costs. Other operating expenses also grew from year to year, increasing by 3.6% during 2003 to $3.7 million. This increase is the result of growth in several expense categories, most notably loan collection expenses, telecommunications costs, meetings and seminars and audit and examination costs. The foregoing expense factors resulted in an operating efficiency ratio of 72.5% in 2003 versus 67.1% in 2002.

     Income tax expense rose by $654 thousand in 2003 resulting in an increase in the Company's effective tax rate to 29.5% from 25.6% a year ago.

     Commenting on the 2003 performance, Chairman and CEO Thomas F. Goldrick stated, "We continue to be very encouraged by the outstanding core deposit growth generated through the Company's branch network, the continued expansion of the loan and lease portfolio, and the relatively stable net interest margin that we have been able to maintain despite another interest rate cut during the second quarter of the year. Core deposits funded 65% of the Company's average interest-earning assets during the first six months of 2003 versus 52% a year ago, our highest level in many years. We are hopeful that this trend will continue as consumers seek out quality financial institutions during uncertain times in the equity markets. The most recent interest rate reduction by the Federal Reserve Open Market Committee is likely to have a negative impact on the Company's margins during the second half of 2003; however, we expect to minimize this impact through prudent interest rate risk management.

        Although expenses related to the IMN litigations increased substantially during the first half of 2003, we were able to settle the First American case during the second quarter. We will continue to make every effort to reduce operating expenses during the last six months of 2003 and to improve our operating efficiency ratio to a level commensurate with our peers and the Company's historical performance."


Earnings Summary for the Quarter Ended June 30, 2003
----------------------------------------------------

         Net income was almost flat during the second quarter of 2003 versus 2002 (down 0.5%). Growth in net interest income (up 1.5%) and noninterest income (up 14.4%) was offset by higher operating expenses, an increase in the provision for probable loan losses and a higher effective income tax rate in 2003. The improvement in net interest income resulted from growth in average interest-earning assets (up 17.1%), primarily taxable Government Agency securities and commercial loans, funded through an expanded core deposit base. The asset growth was partially offset by a 68 basis point narrowing of the net interest margin to 4.12% in 2003 resulting from the ongoing low interest rate environment. Future rate reductions, if any, will negatively impact margins and, because of the Company's dependence on spread income, will also have a negative impact on earnings. The second quarter provision for probable loan losses increased by 2.2% while total operating expenses grew at a 3.0% rate versus 2002. Growth in salaries, occupancy and equipment costs were offset by lower legal, marketing and other operating expenses. The Company's effective tax rate increased to 30.3% during the second quarter of 2003 from 27.0% a year ago.


Allowance for Probable Loan Losses
----------------------------------

     As of June 30, 2003, the Company's allowance for probable loan losses amounted to $10.4 million or 1.62% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.62% at December 31, 2002 and 1.69% at June 30, 2002.

     Net charge-offs for the first six months of 2003 and 2002 were $1.6 million and $1.3 million, respectively. As a percentage of average total loans outstanding, these charge-off totals represented 0.52% and 0.45% in 2003 and 2002, respectively. Due to the uncertain nature of the current economy, management anticipates further loan charge-offs during the second half of 2003.


Nonperforming Assets
--------------------

     Nonperforming assets, defined by the Company as nonaccrual loans and other real estate owned, amounted to $12.1 million (1.88% of total loans outstanding) at June 30, 2003, $6.3 million (1.02% of total loans) at December 31, 2002 and $8.2 million (1.40% of total loans) at June 30, 2002. The increase in nonperforming assets versus the comparable 2002 period resulted from the addition of two large commercial credits totaling $4.6 million. The Company did not have any other real estate owned at quarter-end 2003 or 2002.


Capital
-------

     Total stockholders' equity was $91.4 million at June 30, 2003, up 9.4% when compared to June 30, 2002. During the fourth quarter of 2002, the Company raised $10 million from its participation in a pooled trust preferred securities offering. The trust preferred securities qualify as Tier I capital for regulatory capital purposes. The securities bear an interest rate tied to three-month LIBOR and are redeemable by the Company in whole or in part after five years or earlier under certain circumstances. During the first half of 2003, the weighted average rate on the trust preferred securities was 4.87%.

     State Bancorp, Inc.'s Tier I leverage ratio was 6.82% and 6.71% at June 30, 2003 and 2002, respectively. This ratio is well in excess of current regulatory guidelines for a well-capitalized institution. The Company's Tier I and Total Risk-Based capital ratios were 11.30% and 12.55%, respectively, at June 30, 2003.

     During the first six months of 2003, the Company distributed $2.3 million in cash dividends on its common stock, representing a payout ratio of 36.6%.

     The Company's stock repurchase program expended $643 thousand in the first half of 2003 to repurchase 35,110 shares at an average cost of $18.31 per share. Since 1998, a total of 818,927 shares of Company stock have been repurchased at an average cost of $15.98 per share. Under the Board of Directors' existing authorization, an additional 181,073 shares may be repurchased from time to time as conditions warrant.


Corporate Information
---------------------

     State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its fifteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

     Ranking historically among the highest performing bank holding companies in New York State, State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

     State Bancorp, Inc.'s common stock trades under the symbol STB on the American Stock Exchange. The Company is included in the Russell 2000 index, a leading benchmark of small-cap stocks compiled by the Frank Russell Company, one of the world's leading investment management and advisory firms.


Forward-Looking Statements and Risk Factors
-------------------------------------------

     This news release contains forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for State Bancorp, Inc. The words "expects," "believes," "anticipates" and other similar expressions are intended to identify forward-looking statements. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, but are not limited to, the following: (1) general economic conditions, (2) competitive pressure among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand,
(6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting State Bancorp, Inc.'s operations, pricing, products and services. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.statebankofli.com/corporate. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.



Financial Highlights Follow

----------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
----------------------------------------------------------------------

                                                                       THREE MONTHS                         SIX MONTHS
                                                                       ------------                         ----------

                                                                  2003              2002              2003              2002
                                                                  ----              ----              ----              ----
INTEREST INCOME:
----------------

LOANS                                                           $10,911,816       $10,846,301       $21,848,036        $21,436,578
FEDERAL FUNDS SOLD AND SECURITIES
 PURCHASED UNDER AGREEMENTS TO RESELL                               139,150            77,032           324,384            398,287
SECURITIES HELD TO MATURITY AND
 SECURITIES AVAILABLE FOR SALE:
   STATES AND POLITICAL SUBDIVISIONS                                797,175           917,517         1,678,820          1,714,931
   MORTGAGE-BACKED SECURITIES                                     1,955,097         3,243,328         4,365,865          5,982,284
   GOVERNMENT AGENCY SECURITIES                                   2,307,177         1,733,713         4,569,776          2,638,556
   OTHER                                                            384,857           287,242           729,293            427,916
                                                                 ----------        ----------        ----------         ----------
TOTAL INTEREST INCOME                                            16,495,272        17,105,133        33,516,174         32,598,552
                                                                 ----------        ----------        ----------         ----------
INTEREST EXPENSE:
-----------------

TIME CERTIFICATES OF DEPOSIT OF $100,000 OR MORE                    646,863         1,386,309         1,518,594          2,810,694
OTHER DEPOSITS AND TEMPORARY BORROWINGS                           2,509,659         2,710,146         4,900,440          4,704,170
GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                137,267                 -           278,900                  -
                                                                 ----------        ----------        ----------         ----------
TOTAL INTEREST EXPENSE                                            3,293,789         4,096,455         6,697,934          7,514,864
                                                                 ----------        ----------        ----------         ----------

NET INTEREST INCOME                                              13,201,483        13,008,678        26,818,240         25,083,688
PROVISION FOR PROBABLE LOAN LOSSES                                  983,751           963,000         1,967,502          1,922,000
                                                                 ----------        ----------        ----------         ----------
NET INTEREST INCOME AFTER PROVISION
 FOR PROBABLE LOAN LOSSES                                        12,217,732        12,045,678        24,850,738         23,161,688
                                                                 ----------        ----------        ----------         ----------

NONINTEREST INCOME:
-------------------

SERVICE CHARGES ON DEPOSIT ACCOUNTS                                 366,144           356,951           757,070            738,340
NET SECURITY GAINS                                                1,585,472         1,454,055         3,581,550          1,420,510
OTHER OPERATING INCOME                                              542,410           369,238           860,871            652,776
                                                                 ----------        ----------        ----------         ----------
TOTAL NONINTEREST INCOME                                          2,494,026         2,180,244         5,199,491          2,811,626
                                                                 ----------        ----------        ----------         ----------

INCOME BEFORE OPERATING EXPENSES                                 14,711,758        14,225,922        30,050,229         25,973,314
                                                                 ----------        ----------        ----------         ----------

OPERATING EXPENSES:
-------------------

SALARIES  AND  OTHER  EMPLOYEE  BENEFITS                          5,559,618         4,979,184        11,119,628          9,903,670
OCCUPANCY                                                           963,702           790,962         1,896,384          1,543,281
EQUIPMENT                                                           403,669           333,463           792,196            661,731
LEGAL                                                               819,650         1,097,120         3,152,550          1,912,354
MARKETING AND ADVERTISING                                           277,396           458,543           608,751            838,306
OTHER  OPERATING  EXPENSES                                        1,809,581         1,885,290         3,721,131          3,591,951
                                                                 ----------        ----------        ----------         ----------
TOTAL OPERATING EXPENSES                                          9,833,616         9,544,562        21,290,640         18,451,293
                                                                 ----------        ----------        ----------         ----------

INCOME BEFORE INCOME TAXES                                        4,878,142         4,681,360         8,759,589          7,522,021
PROVISION FOR INCOME TAXES                                        1,477,630         1,264,913         2,581,197          1,927,184
                                                                 ----------        ----------        ----------         ----------

NET INCOME                                                       $3,400,512        $3,416,447        $6,178,392         $5,594,837
                                                                 ==========        ==========        ==========         ==========



-------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2003 AND 2002 (UNAUDITED)
-------------------------------------

ASSETS:                                                                                   2003                      2002
-------                                                                                   ----                      ----

CASH AND DUE FROM BANKS                                                                   $45,913,872               $31,986,019
SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL                                            60,000,000                         -
                                                                                       --------------            --------------
TOTAL CASH AND CASH EQUIVALENTS                                                           105,913,872                31,986,019

SECURITIES HELD TO MATURITY (ESTIMATED FAIR VALUE -
    $82,293 IN 2003 AND $149,131 IN 2002)                                                      79,400                   144,800
SECURITIES AVAILABLE FOR SALE  - AT ESTIMATED FAIR VALUE                                  603,871,892               488,717,175
                                                                                       --------------            --------------
TOTAL SECURITIES                                                                          603,951,292               488,861,975

LOANS (NET OF ALLOWANCE FOR PROBABLE LOAN LOSSES
  OF $10,394,888 IN 2003 AND $9,894,079 IN 2002)                                          632,942,483               574,916,484
BANK PREMISES AND EQUIPMENT - NET                                                           7,598,206                 7,609,207
NET RECEIVABLE - SECURITIES SALES                                                          57,889,858                85,017,858
OTHER ASSETS                                                                               14,929,393                18,193,375
                                                                                       --------------            --------------

TOTAL ASSETS                                                                           $1,423,225,104            $1,206,584,918
                                                                                       ==============            ==============

LIABILITIES:
------------

DEPOSITS:
  DEMAND                                                                                 $242,202,412              $190,584,997
  SAVINGS                                                                                 567,562,664               385,399,792
  TIME                                                                                    293,044,746               368,371,746
                                                                                       --------------            --------------
TOTAL DEPOSITS                                                                          1,102,809,822               944,356,535

FEDERAL FUNDS PURCHASED                                                                    28,050,000                 3,700,000
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE                                                      -                96,276,000
OTHER BORROWINGS                                                                           74,007,109                71,519,157
NET PAYABLE - SECURITIES PURCHASES                                                        110,035,122                         -
ACCRUED EXPENSES, TAXES AND OTHER LIABILITIES                                               6,931,703                 7,218,373
                                                                                       --------------            --------------

TOTAL LIABILITIES                                                                       1,321,833,756             1,123,070,065
                                                                                       --------------            --------------

GUARANTEED PREFERRED BENEFICIAL INTEREST
IN SUBORDINATED DEBT                                                                       10,000,000                         -

COMMITMENTS AND CONTINGENT LIABILITIES


STOCKHOLDERS' EQUITY:
---------------------

PREFERRED STOCK, $.01 PAR VALUE, AUTHORIZED
  250,000 SHARES                                                                                    -                         -
COMMON STOCK, $5.00 PAR VALUE, AUTHORIZED
  20,000,000 SHARES; ISSUED 9,271,575 SHARES IN 2003
  AND 9,133,585 SHARES IN 2002; OUTSTANDING 8,452,648
  SHARES IN 2003 AND 8,565,034 SHARES IN 2002                                              46,357,875                43,493,260
SURPLUS                                                                                    52,341,358                44,991,118
RETAINED EARNINGS                                                                           1,741,012                 1,956,792
TREASURY STOCK (818,927 SHARES IN 2003
  AND 541,477 SHARES IN 2002)                                                             (13,086,939)               (8,178,552)
ACCUMULATED OTHER COMPREHENSIVE INCOME,
  NET OF TAXES                                                                              4,038,042                 1,361,434
UNEARNED COMPENSATION                                                                               -                  (109,199)
                                                                                       --------------            --------------

TOTAL STOCKHOLDERS' EQUITY                                                                 91,391,348                83,514,853
                                                                                       --------------            --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $1,423,225,104            $1,206,584,918
                                                                                       ==============            ==============


---------------------------------------------------------------------
STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002 (UNAUDITED)
(In thousands, except share and per share data)
---------------------------------------------------------------------


                                                                              THREE MONTHS                SIX MONTHS
                                                                              ------------                ----------

                                                                          2003           2002              2003           2002
                                                                          ----           ----              ----           ----


SELECTED AVERAGE BALANCES:
--------------------------

TOTAL ASSETS                                                            $1,399,069     $1,185,828        $1,390,641     $1,120,507
LOANS - NET OF UNEARNED INCOME                                             640,333        583,403           628,121        571,919
INVESTMENT SECURITIES                                                      633,470        527,916           618,733        449,713
DEPOSITS                                                                 1,203,320      1,003,728         1,192,588        968,589
STOCKHOLDERS' EQUITY                                                        91,405         79,738            90,830         79,110


FINANCIAL PERFORMANCE RATIOS:
-----------------------------

RETURN ON AVERAGE ASSETS                                                      0.97 %         1.16 %            0.90 %         1.01 %
RETURN ON AVERAGE STOCKHOLDERS' EQUITY                                       14.92          17.19             13.72          14.26
NET INTEREST MARGIN (FTE)                                                     4.12           4.80              4.29           4.92
OPERATING EFFICIENCY RATIO                                                   67.68          66.89             72.48          67.13
TIER  I  LEVERAGE RATIO                                                       6.82           6.71              6.82           6.71


ASSET QUALITY SUMMARY:
----------------------

NONACCRUAL LOANS                                                           $12,107         $8,194           $12,107         $8,194
OTHER REAL ESTATE OWNED                                                          -              -                 -              -
                                                                           -------         ------           -------         ------
TOTAL NONPERFORMING ASSETS                                                 $12,107         $8,194           $12,107         $8,194
                                                                           =======         ======           =======         ======

NONACCRUAL LOANS/TOTAL LOANS                                                  1.88 %         1.40 %            1.88 %         1.40 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/NONACCRUAL LOANS                          85.86 %       120.75 %           85.86 %       120.75 %
ALLOWANCE FOR PROBABLE LOAN LOSSES/TOTAL LOANS                                1.62 %         1.69 %            1.62 %         1.69 %
NET CHARGE-OFFS                                                               $814           $308            $1,618         $1,283
NET CHARGE-OFFS (ANNUALIZED)/AVERAGE LOANS                                    0.51 %         0.21 %            0.52 %         0.45 %


COMMON SHARE DATA:
------------------

AVERAGE COMMON SHARES OUTSTANDING *                                      8,453,602      8,554,486         8,431,460      8,543,994
PERIOD-END COMMON SHARES OUTSTANDING *                                   8,452,648      8,565,034         8,452,648      8,565,034
BASIC EARNINGS PER COMMON SHARE *                                            $0.40          $0.40             $0.73          $0.65
DILUTED EARNINGS PER COMMON SHARE *                                          $0.40          $0.39             $0.72          $0.64
BOOK VALUE PER SHARE *                                                      $10.81          $9.75            $10.81          $9.75
CASH DIVIDENDS PER SHARE *                                                   $0.14          $0.13             $0.27          $0.25
DIVIDEND PAYOUT RATIO                                                         33.4 %         31.8 %            36.6 %         38.8 %



* Prior period data has been restated to give retroactive effect to a 5% stock dividend declared on May 27, 2003.

